Exhibit 10.4

KNIGHTSCOPE, INC.

FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of the Effective Date (as defined below) by and between Knightscope, Inc. (the “Company”), and _______________ (“Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated as of _______________ (collectively, the “Prior Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Duties and Scope of Employment.
(a)Positions and Duties. As of the Effective Date, Executive will continue to serve as the Company’s _______________. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Company’s _______________. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
(b)Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company, provided that Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards, and to manage Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder. Executive shall not become a director of any for profit entity without first receiving the approval of the Board of Directors of the Company (the “Board”), which shall not be unreasonably withheld. Executive further agrees to comply with all Company policies currently in existence or that may be adopted by the Company during the Employment Term, including, without limitation, policies with regard to stock ownership by senior executives and policies regarding trading of securities.
(c)Principal Place of Employment. During the Employment Term, Executive’s principal place of employment will be Sunnyvale, California; provided, that Executive may be required to travel on Company business from time to time during the Employment Term.
2.At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time; provided, however, that the terminating party shall provide the other party with sixty (60) days’ prior written notice

(the “Notice Period”), except that if the Company is terminating Executive due to Cause, there shall be no requirement of a Notice Period and no pay in lieu of the Notice Period. Except with respect to a termination by the Company for Cause, as set forth in the prior sentence, the Company may, in its sole discretion, elect to waive all or any part of the Notice Period by continuing to pay Executive’s Base Salary and an amount equivalent to the Company portion of health premiums through the remainder of such Notice Period. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. Notwithstanding the at-will nature of the employment, Executive shall be entitled to the severance payments and benefits set forth in Section 7 of this Agreement in the event of a termination by the Company without Cause or a resignation by Executive for Good Reason.
3.Compensation.
(a)Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $__________ as compensation for Executive’s services (the “Base Salary”), which will be paid periodically in accordance with the Company’s normal payroll practices. The Base Salary will be subject to review at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and adjustments may be made based upon the Company’s normal performance review practices; provided, however, that the Base Salary shall not be reduced except in connection with a broad-based reduction affecting substantially all similarly-situated executives officers of the Company.
(b)Annual Bonus. Executive shall be eligible to participate in the Company’s annual cash bonus program for senior executive officers (the “Annual Bonus”). Executive’s target annual bonus opportunity shall be equal to no less than 100% of Base Salary (the “Target Bonus”), as determined by the Board or the Compensation Committee. The Annual Bonus shall be based on objective and/or subjective performance goals established by the Compensation Committee in good faith. In the event of Executive’s termination by the Company without Cause or resignation by Executive for Good Reason and subject to Executive’s execution and non-revocation of the Release (as defined in Section 8(a)), Executive shall be entitled to a prorated Annual Bonus for the year of termination, based on actual performance through the date of termination (or, if not reasonably determinable, at target), payable at the same time bonuses are paid to other senior executive officers. Any Annual Bonus earned shall be paid no later than March 15 of the calendar year following the year to which the bonus relates.
(c)Annual Equity Review. The Compensation Committee shall conduct an annual review of Executive’s equity compensation (the “Annual Equity Review”), considering competitive market data, as determined by the Compensation Committee, and other factors deemed relevant by the Compensation Committee. Equity awards granted as party of the Annual Equity Review shall be delivered through vehicles and designs that are generally consistent with those awarded to the Company’s other senior executive officers in each year and may include time-based awards to provide retention and alignment with long-term share price appreciation and performance-based awards with vesting based on specific pre-established performance goals.
(d)Market Capitalization Performance Award. Executive shall be eligible to earn the Market Capitalization Performance Award, as set forth on Exhibit A attached hereto.

4.Employee Benefits. During the Employment Term, Executive will be entitled to participate in employee benefit plans and programs of the Company, if any, on the same terms and conditions as other similarly-situated employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
5.Vacation. Executive will be entitled to vacation in accordance with the Company’s vacation policy, with the timing and duration of specific days off mutually and reasonably agreed to by the parties hereto.
6.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, subject to and in accordance with the Company’s expense reimbursement policy as in effect from time to time.
7.Severance Benefits.
(a)Qualifying Non-CIC Termination. In the event of a Qualifying Non-CIC Termination (as defined below), then subject to Section 8, Executive will receive the following severance benefits:
(i)Salary Severance. Continuing payments of severance pay at a rate equal to Executive’s Base Salary (as in effect immediately prior to the Qualifying Non-CIC Termination or if the Qualifying Non-CIC Termination is Executive’s resignation for Good Reason due to a material reduction in base salary, as in effect immediately prior to such reduction) for twelve (12) months1 from the date of the Qualifying Non-CIC Termination, which will be payable in equal installments in accordance with the Company’s normal payroll practices, with the first payment to commence on the Initial Payment Date (as defined below).
(ii)Bonus Severance. The Company shall pay Executive (a) a pro-rated bonus for the fiscal year in which the Qualifying Non-CIC Termination occurs, payable based on actual performance, as determined by the Compensation Committee, and pro-rated based on days served during such fiscal year, with such bonus payable no later than March 15th following the conclusion of such fiscal year, and (b) any earned but unpaid bonus from the preceding fiscal year, payable no later than March 15th following the conclusion of the preceding fiscal year and based on actual performance for such fiscal year.
(iii)Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then subject to Section 7(c), the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents (such reimbursements, the “COBRA Reimbursements”) until the earlier of (A) a period of twelve (12) months from the date of the Qualifying Non-CIC Termination, (B) the

1 For Mr. Li, eighteen (18) months.

date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans and (C) the date upon which Executive ceases to be eligible for coverage under COBRA.
(b)Qualifying CIC Termination. In the event of a Qualifying CIC Termination (as defined below), then subject to Section 8, Executive will receive the following severance benefits from the Company:
(i)Salary Severance. A lump sum severance payment equal to twenty-four (24) months of Executive’s Base Salary (as in effect immediately prior to the Qualifying CIC Termination (or if the Qualifying CIC Termination is Executive’s resignation for Good Reason due to a material reduction in base salary, as in effect immediately prior to such reduction) or, if higher, as in effect immediately prior to the Change in Control), which will be paid in a lump sum on the Initial Payment Date in accordance with the Company’s normal payroll practices; provided, however, if the amount payable under this Section 7(b)(i) would constitute Deferred Payments (as defined below) and the payment of such amount in a lump sum would violate Section 409A (as defined below), then such severance shall be paid in accordance with the schedule set forth in Section 7(a)(i) to the extent required to comply with Section 409A; provided, further, in the event the Qualifying CIC Termination occurs during the six-month period prior to the Change in Control, any additional amounts due to Executive under this Section 7(b)(i) for such six-month period, shall be paid to Executive within 60 days following such Change in Control and the additional amount due under this Section 7(b)(ii) shall be paid in installments over the severance schedule set forth in Section 7(a)(i). For the avoidance of doubt, Executive shall not be entitled to duplicate benefits under this Section 7(b)(i) and Section 7(a)(i).
(ii)Bonus Severance. A single, lump sum payment equal to 200% of Executive’s Target Bonus (as in effect for the fiscal year in which the Qualifying CIC Termination occurs or, if higher, as in effect immediately prior to the Change in Control), plus any earned but unpaid annual bonus for the fiscal year immediately preceding the year of termination, to be paid on the Initial Payment Date.
(iii)Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then subject to Section 7(c), the Company will provide COBRA Reimbursements until the earlier of (A) a period of eighteen (18) months from the date of Executive’s Qualifying CIC Termination, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans and (C) the date upon which Executive ceases to be eligible for coverage under COBRA, with the first payment to commence on the Initial Payment Date. For the avoidance of doubt, Executive shall not be entitled to duplicate benefits under this Section 7(b)(iii) and Section 7(a)(iii).
(iv)Equity Vesting. Vesting acceleration (and exercisability, as applicable) as to 100% of the then-unvested portion of each of Executive’s then-outstanding Company equity awards, and in the case of equity awards with performance-based vesting, with respect to 100% of the then-unvested portion of each such equity award, all performance goals and other vesting criteria will be deemed achieved at the greater of (x) actual achievement (if determinable) or (y) 100% of target levels (if applicable to such award), in each case, unless otherwise specified in the applicable equity award agreement governing such equity award. The post-termination exercise period of Executive’s outstanding stock options shall expire on the earlier of (x) eighteen (18) months following the date of such Qualifying CIC Termination and (y) the expiration date of the underlying stock option. In the event Executive experiences a Qualifying CIC Termination during the six-month period prior to a Change in Control, Executive’s outstanding equity awards shall remain outstanding and shall vest in accordance with this Section 7(b)(iv) only to the extent a Change in Control occurs during such six-month period and, for the avoidance of doubt, during such six-month period and prior to such Change in Control, the vesting of Executive’s outstanding equity awards shall be suspended.
(c)If the Company determines in its sole discretion that it cannot provide the COBRA Reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will, in lieu thereof, provide to Executive a taxable monthly payment payable on the last day of each month during the period of COBRA Reimbursement (except as provided by Section 8(c)), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months of COBRA Reimbursements under Section 7(a) or Section 7(b), as applicable. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive the COBRA Replacement Payments or any further COBRA Reimbursements.
(d)Termination Other Than a Qualifying Termination. If the termination of Executive’s employment with the Company is not a Qualifying Termination, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company which are in effect and applicable to Executive.
(e)Accrued Compensation. For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements. For avoidance of doubt, receipt of accrued compensation is not subject to the Release (as defined below) requirement discussed in Section 8(a). The accrued compensation will be paid to Executive in a lump sum within ten (10) days following the termination date or such earlier date as required by applicable law.
(f)Exclusive Remedy. In the event of a termination of Executive’s employment with the Company, the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 7; provided, however, that nothing in this Section 7 shall limit Executive’s rights as a shareholder of the Company or Executive’s rights to indemnification, advancement of expenses, or coverage under any D&O insurance policy applicable to Executive.
(g)Deemed Resignation. Upon any termination of Executive’s employment for any reason, except as may otherwise by requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group (as defined below).
8.Conditions to Receipt of Severance; No Duty to Mitigate.
(a)Separation Agreement and Release of Claims. The receipt of any severance payments or benefits pursuant to Sections 7(a) or 7(b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than 60 days following the termination date (such deadline, the “Release Deadline”). For the avoidance of doubt, Executive’s failure to execute and not revoke the Release shall not affect Executive’s entitlement to accrued base salary earned prior to Executive’s termination of employment, equity awards that were vested prior to the date of Executive’s termination of employment, or any accrued rights that survive termination under applicable benefit plans or law.
(b)Timing of Severance Payments. Provided that the Release becomes effective and irrevocable by the Release Deadline, any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the first payroll date following the Release Deadline (the “Initial Payment Date”), or, if later, such time as required by Section 8(c)(ii). Except as required by Section 8(c)(ii), any installment payments that would have been made to Executive prior to the Initial Payment Date but for the preceding sentence will be paid to Executive on the Initial Payment Date and the remaining payments will be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment for any Deferred Payments (as defined below).
(c)Section 409A.
(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date that is six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this Section 8(c)(ii) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless Executive (or any other person) for any taxes or costs that may be imposed on or incurred by Executive (or any other person) as a result of Section 409A unless such taxes or costs result from the Company’s failure to administer the payments in accordance with the terms of this Agreement except if such failure is caused or contributed to by Executive.
(d)Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 7(a) or 7(b) will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement (as defined below) and the provisions of this Agreement.
(e)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
9.Limitation on Payments. In the event that the payments and benefits provided for in this Agreement or otherwise payable to Executive (collectively, the “Payments”) (x) constitute “parachute payments” within the meaning of Section 280G of the Code and (y) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments will be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such equity awards (i.e., the vesting of the most recently granted equity awards will be reduced first); and (iv) reduction of other benefits paid or provided to Executive, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by the Company’s legal counsel, a nationally recognized firm of independent public accountants selected by the Company, or such other person or entity to which the parties mutually agree (the “Firm”). For purposes of making the calculations required by this Section 9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 9. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 9.

10.Definitions. The following terms referred to in this Agreement will have the following meanings:
(a)“Cause” means (i) an act of dishonesty made by Executive in connection with his or her responsibilities as an employee; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Executive’s gross misconduct; (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s material and willful breach of any material obligations under any written agreement or covenant with the Company; (vi) Executive’s continued failure to perform his or her employment duties after he or she has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his or her duties; or (vii) Executive’s willful violation of a federal or state law or regulation applicable to the business of the Company, which, if capable of cure, remains uncured for 30 days following written notice.

(b)“Change in Control” will have the meaning given to it in the Knightscope, Inc. 2022 Equity Incentive Plan, as may be amended, or any successor plan in effect as of the date of Executive’s Qualifying Termination.
(c)“Change in Control Period” means the period beginning six (6) months prior to the consummation of a Change in Control and ending on the twenty-four (24) month anniversary of such Change in Control.
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Company Group” means the Company, together with any of its direct or indirect subsidiaries.
(f)“Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Company employees.
(g)“Good Reason” means the termination of Executive’s employment with the Company by Executive in accordance with the next sentence after the occurrence of one or more of the following events without Executive’s express written consent: (i) a material reduction of Executive’s duties, authorities, or responsibilities relative to Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction; (ii) a material reduction by the Company of Executive’s Base Salary provided, however, that (A) a reduction of Executive’s Base Salary by less than 5% will not constitute “Good Reason” and (B) a reduction of base salary that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”; (iii) a material change in the geographic location of Executive’s primary work facility or location by more than 50 miles from Executive’s then present location, provided that a relocation to a location that is within 50 miles from Executive’s then-present primary residence will not be considered a material change in geographic location; or (iv) failure of a successor corporation to assume the obligations under this Agreement. In order for the termination of Executive’s employment with the Company to be for Good Reason, Executive must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and Executive must terminate Executive’s employment within 30 days following the Cure Period.
(h)“Qualifying CIC Termination” means, within the Change in Control Period, (i) the Company terminates Executive’s employment with the Company other than (A) for Cause, (B) due to Executive’s death, or (C) due to Executive’s Disability or (ii) Executive resigns from such employment for Good Reason.
(i)“Qualifying Non-CIC Termination” means, outside the Change in Control Period, the (i) Company terminates Executive’s employment with the Company other than

(x) for Cause, (y) due to Executive’s death, or (z) due to Executive’s Disability or (ii) Executive resigns for Good Reason.
(j)“Qualifying Termination” means a Qualifying Non-CIC Termination or a Qualifying CIC Termination.
(k)“Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.
11.Confidential Information. Subject to Section 12, Executive agrees that the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement previously entered into by the Company and Executive (the “Confidential Information Agreement”) continue to apply.
12.Protected Rights. Pursuant to 18 U.S.C. § 1833(b), “an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that neither this Agreement limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.
13.Assignment. This Agreement will be binding upon and inure to the benefit of (i) the heirs, executors, and legal representatives of Executive upon Executive’s death and (ii) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) 1 day after being sent by a well-established commercial overnight service, or (iii) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Knightscope, Inc.

Attn: __________________

305 North Mathilda Avenue

Sunnyvale, CA 94085

If to Executive:

at the last residential address known by the Company.

15.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
16.Integration. This Agreement and the Confidential Information Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral (including, but not limited to, the Prior Employment Agreement.) With respect to equity awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such equity awards except to the extent otherwise explicitly provided in the applicable equity award agreement or to the extent an applicable equity award agreement provides for more favorable vesting for such equity award. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.
17.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
18.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
19.Tax Withholding and Authorized Payroll Deductions. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes and authorized payroll deductions.
20.Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of the Agreement or the Confidential Information Agreement, will be settled by arbitration pursuant to the arbitration provisions set forth in the Confidential Information Agreement.

21.Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
22.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
23.No Conflict. Executive represents and warrants that Executive is not bound by any employment contract, restrictive covenant, or other restriction preventing Executive from carrying out Executive’s responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement. Executive further represents and warrants that Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.
24.Clawbacks. The payments to Executive pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy solely to the extent required by applicable law (including the Dodd-Frank Act) or the Company’s written policy as of the Effective Date. Any future modifications to such policy that expand the Company’s recovery rights shall require Executive’s written consent.
25.Gender Neutral. Wherever used herein, a pronoun in the masculine gender will be considered as including the feminine gender unless the context clearly indicates otherwise.
26.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement (in the case of the Company, by a duly authorized officer), effective as of the last date set forth below (the “Effective Date”).

COMPANY: Knightscope, Inc.
By: Name: Title:	Date:
EXECUTIVE:
[Name]	Date:

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A

Market Capitalization Performance Award

In order to directly align Executive’s compensation with sustained shareholder value creation, Executive shall be eligible to earn performance-based awards (the “Market Capitalization Awards”), payable in cash, upon the achievement of the market capitalization milestones set forth below during the five (5) year performance period commencing on the Effective Date (the “Performance Period”), subject to the terms and conditions of this Exhibit A. Capitalized but undefined terms used herein shall have the meaning set forth in the Agreement.

Definitions.

For purposes of this Exhibit A:

•	“Market Capitalization” means the product of (A) the total number of outstanding shares of the Company’s common stock, calculated on a fully diluted basis, as determined in good faith by the Compensation Committee in a manner consistent with the Company’s public disclosures, and (B) the applicable VWAP.
•	“30-Day VWAP” means the volume-weighted average closing price of the Company’s common stock over thirty (30) consecutive trading days.
•	“6-Month Average Market Capitalization” means the average daily Market Capitalization of the Company over the preceding six (6) calendar months.
•	“Adjusted EBITDA” shall have the meaning used in the Company’s public financial reporting, as determined in good faith by the Compensation Committee.
•	“Revenue” shall mean GAAP revenue.

General Performance Requirement:

No Market Capitalization Performance Award shall be earned unless both: (i) the applicable Market Capitalization milestone set forth below has been achieved; and (ii) the corresponding operational performance requirement has been achieved.

Performance Milestones and Award Values:

•	$500 Million Market Capitalization - Executive shall earn a Market Capitalization Performance Award with a total value of $__________ (the “$500M Award”) upon satisfaction of the following:
(i)	Market Capitalization of at least $500,000,000 (both must be met):
a.	30-Day VWAP-based Market Capitalization of at least $500,000,000; and
b.	6-Month Average Market Capitalization of at least $500,000,000.
(ii)	Operational Requirement (both must be met):
a.	trailing twelve (12) month Revenue of at least $__________; and
b.	positive Adjusted EBITDA for two (2) consecutive fiscal quarters.

Exhibit A-1

•	$1 Billion Market Capitalization - Executive shall earn a Market Capitalization Performance Award with a total value of $__________ (the “$1B Award”) upon satisfaction of the following:
(i)	Market Capitalization of at least $1,000,000,000 (both must be met):
a.	30-Day VWAP-based Market Capitalization of at least $1,000,000,000; and
b.	6-Month Average Market Capitalization of at least $1,000,000,000.
(ii)	Operational Requirement (both must be met):
a.	trailing twelve (12) month Revenue of at least $__________; and
b.	Adjusted EBITDA of at least $__________ for the trailing twelve (12) month period.
•	$2 Billion Market Capitalization - Executive shall earn a Market Capitalization Award with a total value of $__________ (the “$2B Award”) upon satisfaction of the following:
(i)	Market Capitalization of at least $2,000,000,000 (both must be met):
a.	30-Day VWAP-based Market Capitalization of at least $2,000,000,000; and
b.	6-Month Average Market Capitalization of at least $2,000,000,000.
(ii)	Operational Requirement (both must be met):
a.	trailing twelve (12) month Revenue of at least $__________; and
b.	Adjusted EBITDA of at least $__________ for the trailing twelve (12) month period.
•	$3 Billion Market Capitalization - Executive shall earn a Market Capitalization Performance Award with a total value of $__________ (the “$3B Award”) upon satisfaction of the following:
(i)	Market Capitalization of at least $3,000,000,000 (both must be met):
a.	30-Day VWAP-based Market Capitalization of at least $3,000,000,000; and
b.	6-Month Average Market Capitalization of at least $3,000,000,000.
(ii)	Operational Requirement (both must be met):
a.	trailing twelve (12) month Revenue of at least $__________; and
b.	Adjusted EBITDA of at least $50,000,000 for the trailing twelve (12) month period.

Each Market Capitalization Performance Award is cumulative. Achievement of any milestone shall not reduce or offset Executive’s eligibility to earn any subsequent milestone.

The Compensation Committee may make equitable adjustments to the calculations under this Exhibit A to account for stock splits, reverse stock splits, recapitalizations, reorganizations, or similar events, in order to preserve the intended economic effect of this Exhibit A.

Exhibit A-2

Certification:

Achievement of each milestone shall be determined and certified in good faith by the Compensation Committee based on publicly available trading data and the Company’s financial results.

The Compensation Committee shall conduct a quarterly review of progress toward the operational performance gates set forth herein.

Performance Period Expiration:

If the applicable milestones are not achieved prior to the expiration of the Performance Period, the applicable Market Capitalization Performance Award associated with such milestone shall be forfeited without any payment or further obligation by the Company. For the avoidance of doubt, if the applicable milestones have been achieved prior to the expiration of the Performance Period, the portion of the Market Capitalization Performance Award associated with such achieved milestones shall remain payable in accordance with the terms of this Exhibit A regardless of whether the Performance Period has expired.

Form of Payment:

Each Market Capitalization Performance Award shall be paid as follows:

•	Each Market Capitalization Performance Award shall be paid entirely in cash, subject to the Compensation Committee’s determination that the Company has sufficient cash to pay the award, with Executive forfeiting Executive’s entitlement to the award if the Company does not have sufficient cash to pay the award.
•	Following certification of achievement by the Compensation Committee, the applicable award shall be paid in equal quarterly installments over a period of twelve (12) months following the month in which the goal is achieved, with the first payment to occur on the three-month anniversary of the month in which the milestones are achieved, subject to Executive’s continued service with the Company through each applicable payment date.
•	In the event of a termination of Executive’s service by the Company without Cause, due to death or by the Company due to Disability, any remaining unpaid installments shall be accelerated and paid in a lump sum within thirty (30) days of such termination.
•	In the event of a termination for Cause or voluntary resignation for any reason, any remaining unpaid installments shall be forfeited.
•	This Section shall be administered so that the Market Capitalization Performance Award is paid no later than two and half months following the year in which the substantial risk of forfeiture relating to such award lapses.
•	For the avoidance of doubt, no shares of the Company’s common stock shall be issued in connection with any Market Capitalization Award under this Section.

Governance:

Executive shall recuse himself from any deliberations or approvals of the Board or Compensation Committee relating to the Market Capitalization Performance Award. The Compensation

Exhibit A-3

Committee shall have full authority to interpret and administer the Market Capitalization Performance Award in good faith and its determinations shall be final and binding.

Clawback:

The Market Capitalization Performance Award shall be subject to the Company’s clawback policy solely to the extent required by applicable law or stock exchange listing standards.

Section 409A:

The Market Capitalization Performance Award is intended to be exempt from Section 409A of the Code and shall be interpreted accordingly, and each payment hereunder shall be considered a separate payment.

Exhibit A-4